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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

         SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
NORTHWEST PIPE COMPANY
(Name of Registrant as Specified In Its Charter)
Payment of Filing Fee (Check the appropriate box):
/x/	No fee required
/ /	Fee computed per Exchange Act Rules 14a-6(i)(4) and 0-11.
/ /	Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

NORTHWEST PIPE COMPANY
200 SW Market Street, Suite 1800
Portland, Oregon 97201-5730

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Northwest Pipe Company:

        NOTICE IS HEREBY GIVEN that the annual meeting of shareholders (the "Annual Meeting") of Northwest Pipe Company (the "Company") will be held on Thursday, May 23, 2002 at the Heathman Hotel, 1001 SW Broadway, Portland, OR 97205, at 9:00 a.m., local time. The purposes of the Annual Meeting will be:

  1.
  Election of Directors. To elect two directors to hold office for a term of three years or until their successors are elected and qualified;

  2.
  Other Business. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

        The Board of Directors has fixed the close of business on March 15, 2002 as the record date for determining shareholders entitled to notice of and to vote at the meeting or any adjournments thereof. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

                      By Order of the Board of Directors,

                      Brian W. Dunham
                       President and Chief Executive Officer

Portland, Oregon
April 11, 2002

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE DATE, SIGN AND COMPLETE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

NORTHWEST PIPE COMPANY
200 SW Market Street, Suite 1800
Portland, Oregon 97201-5730

PROXY STATEMENT FOR
ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 23, 2002

INTRODUCTION

General

        This Proxy Statement and the accompanying 2001 Annual Report to Shareholders are being furnished to the shareholders of Northwest Pipe Company, an Oregon corporation (the "Company"), as part of the solicitation of proxies by the Company's Board of Directors (the "Board of Directors") for use at the Company's annual meeting of shareholders (the "Annual Meeting") to be held on Thursday, May 23, 2002 at the Heathman Hotel, 1001 SW Broadway, Portland, OR 97205, at 9:00 a.m., local time. At the Annual Meeting, shareholders will be asked to elect two members to the Board of Directors and to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. This Proxy Statement, together with the enclosed proxy card and the 2001 Annual Report to Shareholders, are first being mailed to shareholders of the Company on or about April 25, 2002.

Solicitation, Voting and Revocability of Proxies

        The Board of Directors has fixed the close of business on March 15, 2002 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of Common Stock at the close of business on such date will be entitled to vote at the Annual Meeting, with each such share entitling its owner to one vote on all matters properly presented at the Annual Meeting. On the record date, there were approximately 1,700 beneficial owners of the 6,537,053 shares of Common Stock then outstanding. The presence in person or by proxy of a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

        If the enclosed form of proxy is properly executed and returned in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted FOR the election of the two nominees for election to the Board of Directors. The Board of Directors does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy upon such matters as determined by a majority of the Board of Directors.

        Shareholders who execute proxies retain the right to revoke them at any time prior to the exercise of the powers conferred thereby by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, Corporate Secretary, Northwest Pipe Company, 200 Market Street, Suite 1800, Portland, Oregon 97201-5730, or by attending the Annual Meeting and voting in person. All valid, unrevoked proxies will be voted at the Annual Meeting.

ELECTION OF DIRECTORS

        At the Annual Meeting, two directors will be elected, each for a three-year term. Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election of the nominees named below. The Board of Directors believes that the nominees will stand for election and will serve if elected as directors. However, if any of the persons nominated by the Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as the Board of Directors may recommend.

        The Company's Articles of Incorporation and Bylaws provide that the Board of Directors shall be composed of not less than six (6) and not more than nine (9) directors. The Board of Directors has fixed the number of directors at seven (7). The Company's directors are divided into three classes. The term of office of only one class of directors expires each year, and their successors are elected for terms of three years, and until their successors are elected and qualified. There is no cumulative voting for election of directors.

Information as to Nominees and Continuing Directors

        The following table sets forth the names of and certain information about the Board of Directors' nominees for election as a director and those directors who will continue to serve after the Annual Meeting.

	Age	Director Since	Expiration of Current Term
Nominees:
William R. Tagmyer	64	1986	2002
Neil R. Thornton	71	1995	2002
Continuing Directors:
Brian W. Dunham	44	1995	2003
Wayne B. Kingsley	59	1987	2003
Michael C. Franson	47	2001	2004
Warren K. Kearns	72	1986	2004
Vern B. Ryles, Jr.	64	1986	2004

Nominees for Director

        William R. Tagmyer has been the Chairman of the Board since 1986. From 1986 to January 1998, Mr. Tagmyer also served as President of the Company and from 1986 to January 2001 as Chief Executive Officer. He worked for L. B. Foster Company, another steel pipe manufacturer, from 1975 to 1986. Prior to 1975, Mr. Tagmyer was employed by the U.S. Steel Corporation and FMC Corporation in the areas of sales, marketing, product management and contract administration.

        Neil R. Thornton has been a director of the Company since 1995. He was previously a director of the Company from 1986 to 1993. Mr. Thornton was President and Chief Executive Officer of American Steel, L.L.C., a distributor of carbon steel products, from 1985 until his retirement in January 1998.

Continuing Directors

        Brian W. Dunham has been a director of the Company since August 1995. Mr. Dunham has been President of the Company since January 1998 and became Chief Executive Officer in January 2001. Mr. Dunham had served as the Company's Chief Financial Officer, Vice President, Treasurer and Secretary since 1990 and became Executive Vice President in 1995 and Chief Operating Officer in

February 1997. From 1981 to 1990, he was employed by Coopers & Lybrand LLP, independent accountants.

        Michael C. Franson has been a director of the Company since February 2001. Mr. Franson is a partner with The Wallach Company ("TWC"), an investment banking firm, with responsibility for TWC's information technology investment banking practice. Mr. Franson joined TWC in 1988 and has led corporate sale and acquisition transactions, recapitalizations, mergers and private placements of debt and equity for both private and public information technology companies throughout the United States. Prior to joining TWC, Mr. Franson was a partner at Boettcher and Company, a regional investment banking firm located in Denver. At Boettcher, he was a founding member of the firm's venture capital department. Mr. Franson began his career as an equity analyst at Pacific Mutual Insurance Company, located in Newport Beach, California. Mr. Franson also serves as a director of Koala Corporation.

        Warren K. Kearns has been a director of the Company since 1986. Mr. Kearns is currently the Principal in Warren Kearns Associates, providing consulting services to clients in steel and steel-related industries. Mr. Kearns was formerly President and director of L. B. Foster Company.

        Wayne B. Kingsley has been a director of the Company since 1987. Mr. Kingsley is Chairman of the Board of Directors of American Waterways, Inc., a passenger vessel operator, serves as a director of Coleman Natural Products, Inc., and serves as Chairman of the Board of Directors of InterVen Partners, Inc.

        Vern B. Ryles has been a director of the Company since 1986. Mr. Ryles was formerly President and Chief Executive Officer of Poppers Supply, a manufacturer of flavored popcorn snacks and distributor of snack foods and equipment, from 1961 to January 2002. Mr. Ryles is also a director of Electro Scientific Industries.

Board of Directors Committees and Nominations by Shareholders

        Each year the members of the Board of Directors who are not employed by the Company, and whose terms of office are not expiring at the next annual meeting, serve as the Nominating Committee for selecting nominees for election as directors. The Company's Bylaws also permit shareholders to make nominations for the election of directors, if such nominations are made pursuant to timely notice in writing to the Company's Secretary. To be timely, notice must be delivered to, or mailed to and received at, the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the date of the meeting, provided that at least 60 days notice or prior public disclosure of the date of the meeting is given or made to shareholders. If less than 60 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received by the Company not later than the close of business on the tenth day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made. A shareholder's notice of nomination must also set forth certain information specified in the Company's Bylaws concerning each person the shareholder proposes to nominate for election and nominating shareholder.

        The Board of Directors met five (5) times during 2001. Each director attended more than 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which he served. The Board of Directors has an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating Committee. The Executive Committee, comprised of Messrs. Dunham, Kingsley, and Tagmyer, exercises the authority of the Board of Directors between meetings of the Board, subject to certain limitations. The Executive Committee did not meet in 2001. The Audit Committee was comprised of Messrs. Franson, Kearns, and Kingsley. The Audit Committee oversees actions taken by the Company's independent auditors and reviews the Company's internal audit controls. The Audit

Committee met six (6) times in 2001. The Compensation Committee was comprised of Messrs. Thornton and Ryles. The Compensation Committee reviews the compensation levels of the Company's employees, makes recommendations to the Board regarding changes in compensation and administers the Company's stock option plans. The Compensation Committee met two (2) times in 2001. The Nominating Committee was comprised of Messrs. Franson, Kearns, Kingsley and Ryles. The Nominating Committee met two (2) times in 2001. There are no family relationships among any of the directors or executive officers of the Company.

        See "Management—Executive Compensation" for certain information regarding compensation of directors.

        The Board of Directors unanimously recommends that shareholders vote FOR the election of its nominees for director. If a quorum is present, the Company's Bylaws provide that directors are elected by a plurality of the votes cast by the shares entitled to vote. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting, but are not counted and have no effect on the determination of whether a plurality exists with respect to a given nominee.

MANAGEMENT

Executive Officers

        Information with respect to the Company's current executive officers is set forth below. Officers of the Company are elected by the Board of Directors and hold office until their successors are elected and qualified.

Name	Age	Current Position(s) with Company
William R. Tagmyer	64	Chairman of the Board
Brian W. Dunham	44	Director, Chief Executive Officer and President
Charles L. Koenig	59	Senior Vice President, Water Transmission
Robert L. Mahoney	40	Vice President, Corporate Development
Terrence R. Mitchell	46	Senior Vice President, Tubular Products
John D. Murakami	48	Vice President, Chief Financial Officer and Corporate Secretary
Gary A. Stokes	49	Senior Vice President, Water Transmission Sales and Marketing

        Information concerning the principal occupations of Messrs. Tagmyer and Dunham is set forth under "Election of Directors."

        Charles L. Koenig was named Senior Vice President, Water Transmission in July 2001. He had served as Vice President, Water Transmission since February 1997 and, prior to that, had served as Vice President—California Operations since 1993. He has been with the Company since 1992 and is a registered Professional Engineer. Previously, he was Operations Manager with Thompson Pipe and Steel Company, where he was employed for more than twenty years.

        Robert L. Mahoney was named Vice President, Corporate Development in July 1998, had served as Director of Business Planning and Development since 1996 and has been with the Company since 1992.

        Terrence R. Mitchell was named Senior Vice President, Tubular Products in July 2001. He had served as Vice President, Tubular Products since May 1996, and as Vice President and General Manager—Kansas Division since 1993. Mr. Mitchell has been with the Company since 1985. Prior to joining the Company, he was employed by Valmont Industries, another pipe manufacturer.

        John D. Murakami was named Vice President, Chief Financial Officer in February 1997, and had served as Corporate Controller since September 1995. Prior to joining the Company, he was employed by Babler Brothers, Inc., a manufacturer of concrete pipe products.

        Gary A. Stokes was named Senior Vice President, Water Transmission Sales and Marketing in July 2001 and had served as Vice President, Sales and Marketing since 1993. He has been with the Company since 1987. Mr. Stokes was previously employed by L. B. Foster Company for eleven years. He served as the Regional Manager responsible for L.B. Foster Company's West Coast sales operations.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

        The following table provides certain summary information concerning compensation awarded to, earned by or paid to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company determined as of the end of the last fiscal year (hereafter referred to as the "named executive officers") for the fiscal years ended December 31, 2001, 2000 and 1999.

SUMMARY COMPENSATION TABLE

Long Term Compensation
Annual Compensation
Name and Principal Position					Stock Options Granted	All Other Compensation
	Year	Salary	Bonus(1)
William R. Tagmyer Chairman of the Board	2001 2000 1999	$350,000 350,000 335,000	$	— 127,000 205,355	0 38,710 45,424	$18,749 21,106 18,569	(2) (2) (2)
Brian W. Dunham Director, Chief Executive Officer and President	2001 2000 1999	$368,756 325,000 300,000	$	— 130,000 195,000	38,571 35,945 30,508	$33,662 25,383 5,000	(3) (3) (4)
Charles L. Koenig Senior Vice President, Water Transmission	2001 2000 1999	$190,260 179,600 170,400	$	— 78,000 107,000	13,590 13,272 11,553	$34,990 30,092 49,974	(3) (3) (5)
Terrence R. Mitchell Senior Vice President, Tubular Products	2001 2000 1999	$187,320 178,400 158,100	$	— 90,000 68,000	13,380 13,154 10,719	$20,563 19,589 4,407	(3) (3) (4)
Gary A. Stokes Senior Vice President, Water Transmission Sales and Marketing	2001 2000 1999	$193,070 181,800 172,600	$	— 36,000 109,000	13,791 13,405 11,702	$27,393 21,699 3,797	(3) (3) (4)

(1)
As of the date of this Proxy Statement, the bonus amounts for 2001 have not been determined or approved by the Board of Directors. Bonus amounts reported for and earned in 2000 were approved and paid in 2001. Bonus amounts reported for and earned in 1999 were approved and paid in 2000.

(2)
Represents $13,499, $15,856 and $13,569 Company-paid life insurance in 2001, 2000 and 1999 respectively; and $5,250, $5,250 and $5,000 of matching amounts contributed to the Company's 401(k) plan in 2001, 2000 and 1999 respectively.

(3)
Represents matching amounts contributed to the Company's 401(k) plan and the amount contributed for the Northwest Pipe Non-Qualified Savings Plan in 2001 and 2000.

(4)
Represents matching amounts contributed to the Company's 401(k) plan in 1999.

(5)
Represents $45,660 in relocation expenses and $4,314 of matching amounts contributed to the Company's 401(k) plan in 1999.

Stock Options

        The following table contains information concerning the grant of stock options to the named executive officers in 2001.

OPTION GRANTS IN LAST FISCAL YEAR

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term($)(2)
	Individual Grants
		Percent of Total Options Granted to Employees in 2001
Name	Options Granted(1)		Exercise Price ($/Sh)	Expiration Date
					5%	10%
William R. Tagmyer	—	—	—	—	—	—
Brian W. Dunham	38,571	22.2%	$14.000	5/15/11	$339,599	$860,611
Charles L. Koenig	13,590	7.8%	14.000	5/15/11	119,653	303,225
Terrence R. Mitchell	13,380	7.7%	14.000	5/15/11	117,805	298,540
Gary A. Stokes	13,791	7.9%	14.000	5/15/11	121,423	307,710

(1)
Stock options are granted at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. Options granted vest ratably over a 60 month period, and have a ten year term.

(2)
The potential realizable value is calculated based on the term of the option at time of grant (10 years) and is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated price. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions

Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

        The following table sets forth, for each of the named executive officers, certain information concerning the number and value of unexercised stock options as of December 31, 2001. There were no stock option exercises by named executive officers during the year ended December 31, 2001.

	Number of Unexercised Options at December 31, 2001		Value of Unexercised In-the-Money Options at December 31, 2001(1)
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
William R. Tagmyer	134,598	55,181	$373,159	$105,216
Brian W. Dunham	133,742	77,357	845,293	169,680
Charles L. Koenig	62,142	28,282	456,773	61,501
Terrence R. Mitchell	46,284	27,420	271,858	60,259
Gary A. Stokes	58,486	28,615	398,658	62,275

(1)
The value of unexercised in-the-money options is based on the difference between the closing price of the Company's Common Stock on December 31, 2001, $16.35 per share, and the applicable exercise price.

Change in Control Agreements

        The Company has entered into change in control agreements (the "Agreements") with its executive officers, including the named executive officers. Each of the Agreements was originally for a term ending July 19, 2001, provided that on that date and each anniversary thereafter, the term of the Agreements will be automatically extended by one year unless either party gives 90 days prior written notice that the term of an agreement shall not be so extended. If a "Change in Control" (as defined in the Agreements and described below) occurs during the term of Agreements, the Agreements will continue in effect until two years after the Change in Control.

        If an executive officer's employment with the Company is terminated within two years after a Change in Control either by the Company without "Cause" (as defined in the Agreements and described below) or by the executive officer for "Good Reason" (as defined in the Agreements and described below), the executive officer will be entitled to receive his full base salary through the date of termination and any benefits or awards (both cash and stock) that have been earned or are payable through the date of termination plus (i) a lump sum payment equal to two year's base salary (three years in the case of Messrs. Tagmyer and Dunham) and (ii) an amount equal to two times (three times in the case of Messrs. Tagmyer and Dunham) the average cash bonuses paid to the executive officer during the previous three years. In addition, the executive officer would be entitled to the continuation of health and insurance benefits for certain periods and all outstanding unvested stock options would immediately become fully vested. In the event that the payments made to an executive officer would be deemed to be a "parachute payment" under the Internal Revenue Code of 1986, an executive officer may choose to accept payment of a reduced amount that would not be deemed to be a "parachute payment."

        If an executive officer's employment with the Company is terminated within two years after a Change in Control either by the Company for Cause or as a result of the executive officer's disability or death, the executive officer will be entitled to receive his full base salary through the date of termination plus any benefits or awards (both cash and stock) that have been earned or are payable through the date of termination.

        For purposes of the Agreements, a "Change in Control" includes (i) any merger or consolidation transaction in which the Company is not the surviving corporation, unless shareholders of the Company immediately before such transaction have the same proportionate ownership of common stock of the surviving corporation in the transaction, (ii) the acquisition by any person of 30 percent or more of the Company's total combined voting power, (iii) the liquidation of the Company or the sale or other transfer of substantially all of its assets, and (iv) a change in the composition of the Board of Directors during any two-year period such that the directors in office at the beginning of the period and/or their successors who were elected by or on the recommendation of two-thirds of the directors in office at the beginning of the period do not constitute at least a majority of the Board. For purposes of the Agreements, "Good Reason" includes (i) an adverse change in the executive officer's status, title, position(s) or responsibilities or the assignment to the executive of duties or responsibilities which are inconsistent with the executive officer's status, title or position, (ii) a reduction in the executive officer's base salary or the failure to pay compensation otherwise due to the executive officer, (iii) a requirement that the executive officer be based anywhere other than within 10 miles of his job location before the Change in Control, (iv) the Company's failure to continue in effect any compensation or employee benefit plan or program in effect before the Change in Control or any act or omission that would adversely effect the executive officer's continued participation in any such plan or program or materially reduce the benefits under such plan or program, (v) the failure by the Company to require any successor to the Company to assume the Company's obligations under the Agreements within 30 days after a Change in Control. For purposes of the Agreements, "Cause" means the willful and continued failure to satisfactorily perform the duties assigned to the executive officer within a certain period after notice of such failure is given and commission of certain illegal conduct.

Employment Agreement

        The Company entered into an Employment Agreement (the "Employment Agreement") with Mr. Tagmyer effective November 14, 2000. The Employment Agreement is for a term ending on December 31, 2010, unless terminated earlier by the parties. During calendar years 2001, 2002 and 2003, the Employment Agreement provides that Mr. Tagmyer will receive a base salary of $350,000, will be eligible for annual bonuses in an amount, if any, determined by the Board and will be entitled to all fringe benefits to which he was entitled before the date of the Employment Agreement. During calendar years 2004 through 2010, Mr. Tagmyer will receive a base salary of $150,000 per year. If the Employment Agreement is terminated by Mr. Tagmyer or by the Company for "cause" (as defined), Mr. Tagmyer would be paid all compensation and expenses to which he is entitled through the date of termination of the Employment Agreement. If the Employment Agreement is terminated by the Company for any reason other than for "cause" or as a result of Mr. Tagmyer's death, Mr. Tagmyer would be entitled to receive all of the remaining payments that he would have been entitled to receive under the Employment Agreement if it had not been terminated. If the Employment Agreement is terminated as a result of Mr. Tagmyer's death, Mr. Tagmyer's beneficiary or estate would be entitled to receive fifty percent of the remaining payments under the Employment Agreement to which Mr. Tagmyer would have been entitled had he survived. If the Employment Agreement is terminated by the Company for any reason other than "cause" or Mr. Tagmyer's death or disability at a time when Mr. Tagmyer's Change in Control Agreement remains in effect and would apply to such termination, Mr. Tagmyer will be permitted to elect whether to accept the benefits payable under the Employment Agreement or the benefits payable under the Change in Control Agreement. The Employment Agreement contains certain noncompetition provisions that apply to Mr. Tagmyer's activities during the term of the Employment Agreement and for a period of one year after the later of the date of termination of the Agreement or the date the last payment is made under the Agreement.

Director Compensation

        The members of the Company's Board of Directors are reimbursed for their travel expenses incurred in attending Board meetings. In addition, each nonemployee member of the Board of Directors receives a $12,000 annual retainer, $1,000 for each Board meeting attended, $500 for each telephonic Board meeting attended and $500 for each meeting of a committee of the Board attended. The Company's 1995 Stock Option Plan for Nonemployee Directors (the "1995 Nonemployee Director Plan") provides that an option to purchase 5,000 shares of Common Stock is granted to each new nonemployee director at the time such person is first elected or appointed to the Board of Directors. In addition, each nonemployee director receives an option to purchase 2,000 shares of Common Stock annually after each annual meeting of shareholders. The number of options which may be granted under the 1995 Nonemployee Director Plan in any fiscal year may not exceed 20,000, subject to stock splits and similar events, and a total of 100,000 shares of Common Stock have been reserved for issuance upon exercise of stock options granted under the 1995 Nonemployee Director Plan. On May 15, 2001 options to purchase 2,000 shares of Common Stock, at $14.000 each, were granted to each of Messrs. Franson, Kingsley, Kearns, Ryles and Thornton.

Compensation Committee Interlocks and Insider Participation

        Messrs. Thornton and Ryles, each of whom is an outside director, served on the Compensation Committee in 2001. No director or executive officer of the Company serves on the compensation committee of the board of directors of any company for which Messrs. Thornton or Ryles serve as executive officers or directors.

COMPENSATION COMMITTEE REPORT

        Under rules established by the Securities and Exchange Commission (the "SEC"), the Company is required to provide certain data and information with regard to the compensation and benefits provided to the Company's Chief Executive Officer and the four other most highly compensated executive officers. In fulfillment of this requirement, the Compensation Committee has prepared the following report for inclusion in this Proxy Statement.

Executive Compensation Philosophy

        The Compensation Committee is composed entirely of nonemployee, outside directors and is responsible for setting and monitoring policies governing compensation of executive officers. The Compensation Committee reviews the performance and compensation levels for executive officers, and sets salary and bonus levels and option grants under the Company's stock option plans. The objectives of the Committee are to correlate executive compensation with the Company's business objectives and performance and to enable the Company to attract, retain and reward executive officers who contribute to the long-term success of the Company.

        The Omnibus Budget Act of 1993 added Section 162(m) to the Internal Revenue Code of 1986, which limits to $1,000,000 the deductibility of compensation (including stock-based compensation) individually paid to a publicly-held Company's chief executive officer and the four other most highly compensated executive officers. The Board of Directors and the Compensation Committee intend to take the necessary steps to structure executive compensation policies to comply with this limit on deductibility of executive compensation.

        Salaries.    The Compensation Committee annually assesses the performance and sets the salary of the Company's executive officers. Salaries for executive officers are based on a review of salaries for similar positions requiring similar qualifications. In determining executive officer salaries, the Compensation Committee reviews recommendations from management which include information from salary surveys. Additionally, the Compensation Committee establishes both financial and operational based objectives and goals. These goals and objectives include sales and spending forecasts, along with published executive compensation literature for comparable sized companies. The Compensation Committee considers not only the performance evaluations of executive officers but also reviews the financial condition of the Company in setting salaries.

        Bonus Awards.    The Compensation Committee administers a cash bonus plan to provide additional incentives to executive officers and certain other management employees. As of the date of this Proxy Statement, the Board of Directors has not approved the executive bonus plan for 2001 and no bonus awards for 2001 have been made.

        Stock Options.    The Compensation Committee believes that employee equity ownership provides significant motivation to executive officers to maximize value for the Company's shareholders and, therefore, periodically grants stock options under the Company's stock option plans. Stock options are granted at the current market price and will only have value if the Company's stock price increases over the exercise price. The Compensation Committee determines the size and frequency of option grants for executive officers, after consideration of recommendations from the Chief Executive Officer. Recommendations for option grants are based upon the relative position and responsibilities of each executive officer, expected contributions of each officer to the Company and previous option grants to such executive officers.

        Chief Executive Officer Compensation.    Mr. Dunham's 2001 base salary was determined in the same manner as the other executives as described in Salaries above. The Compensation Committee approved Mr. Dunham's 2001 annual base salary of $368,756, based on the salary survey data referred to above and compensation levels of Chief Executive Officers of comparable size companies in industries similar to the Company's. As described in Bonus Awards above, the executive bonus plan for 2001 has not been approved and no bonus awards for 2001 have been made.

                      COMPENSATION COMMITTEE

                      Neil R. Thornton
                      Vern B. Ryles, Jr.

AUDIT COMMITTEE REPORT

        The Audit Committee of the Board of Directors is comprised of three directors who are considered independent under applicable Nasdaq Stock Market rules. The Committee operates under a written charter adopted by the Board.

        The primary purpose of the Audit Committee is to oversee the Company's financial reporting process on behalf of the Board and report the results of its activities to the Board. The Audit Committee annually reviews and recommends to the Board the selection of the Company's independent accountants.

        Recent business failures and the downturn in the general economy have reemphasized the importance of the responsibilities of the Audit Committee. The SEC and American Institute of Certified Public Accountants ("AICPA") have indicated the need for the Audit Committee to increase its attention to the Company's disclosures in the annual report. The scope of the audit of the Company's 2001 financial statements included matters the SEC and AICPA have designated for increased attention. Additional emphasis was focused on off- and on-balance sheet financing arrangements, related party transactions, internal controls, cross-credit links, pension plans and critical accounting policies. More in-depth discussions were held between the auditors and management on the risks, significant estimates and judgments, trends, events or uncertainties that were the basis for the financial reports.

        Management is responsible for preparing the Company's financial statements. The independent accountants are responsible for performing an independent audit of the Company's audited financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee's responsibility is to monitor and oversee these processes. In performing this function, the Audit Committee acts only in an oversight capacity. The Committee relies on the work and the assurances of the Company's management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who, in their report express an opinion on the conformity of the Company's annual financial statements to generally accepted accounting principles.

        In this context, the Committee has reviewed and discussed the audited financial statements with management and the independent accountants. The Committee also has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

        The Company's independent accountants also provided to the Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent accountant's that firm's independence.

        Based on the above discussions and review with management and the independent accountants, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Commission.

        Respectfully submitted by the Audit Committee of the Board of Directors.

                      AUDIT COMMITTEE

                      Wayne B. Kingsley
                      Michael C. Franson
                      Warren K. Kearns

STOCK PERFORMANCE GRAPH

        The SEC requires that registrants include in their proxy statement a line-graph presentation comparing cumulative five-year shareholder returns on an indexed basis, assuming a $100 initial investment and reinvestment of dividends, of (a) the registrant, (b) a broad-based equity market index and (c) an industry-specific index. The following graph includes the required information from December 31, 1996 through the end of the last fiscal year, December 31, 2001. The broad-based market index used is the Russell 2000 Index and the industry-specific index used is a peer group of companies consisting of Ameron International, Inc., Lindsay Manufacturing Co., Valmont Industries, Inc., and Maverick Tube Corporation.

	Indexed Returns
	Northwest Pipe Company	Russell 2000 Index	Peer Group
December 31, 1996	100.00	100.00	100.00
December 31, 1997	147.69	122.36	136.87
December 31, 1998	99.23	119.25	72.08
December 31, 1999	86.15	144.60	111.11
December 31, 2000	43.46	140.23	118.15
December 31, 2001	100.62	143.71	94.65

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended requires the Company's directors and executive officers and persons who own more than ten percent of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership of shares with the Securities and Exchange Commission. Such persons also are required to furnish the Company with copies of all Section 16(a) reports they file.

        Based solely on its review of the copies of such reports received by it with respect to 2001, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its directors, officers and persons who own more than ten percent of a registered class of the Company's equity securities have been complied with for 2001.

STOCK OWNED BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS

        The table below sets forth certain information, as of March 15, 2002, regarding the beneficial ownership of the Common Stock by: (i) each person known by the Company to be the beneficial owner of 5% or more of its outstanding Common Stock, (ii) each of the named executive officers, (iii) each of the Company's directors and (iv) all directors and executive officers as a group. The address of each of the named executive officers and directors is c/o Northwest Pipe Company, 200 SW Market Street, Suite 1800, Portland, Oregon 97201-5730.

	Shares Beneficially Owned(1)
Name of Beneficial Owner
	Shares	Percent
Fleet Boston Financial Corporation(2) 100 Federal Street Boston, MA 02110	575,360	8.8%
Benson Associates, LLC(3) 111 SW Fifth Avenue, Suite 2130 Portland, OR 97204	535,427	8.2
Wellington Management Company, LLP(4) 75 State Street Boston, MA 02109	497,800	7.6
Becker Capital Management, Inc.(5) 1211 SW Fifth Avenue, Suite 2185 Portland, OR 97204	484,250	7.4
Dimensional Fund Advisors Inc.(6) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	468,500	7.2
Heartland Advisors(7) 789 North Water Street Milwaukee, WI 53202	459,600	7.0
Frontier Capital Management LLC(8) 99 Summer Street Boston, MA 02110	397,560	6.1
William R. Tagmyer	341,111	5.1
Brian W. Dunham	183,002	2.7
Charles L. Koenig	103,169	1.6
Gary A. Stokes	57,247	*
Terrence R. Mitchell	49,762	*
Wayne B. Kingsley(9)	26,494	*
Neil R. Thornton	22,378	*
Warren K. Kearns	12,000	*
Vern B. Ryles, Jr.	12,000	*
Michael C. Franson	7,500	*
All directors and executive officers as a group, (twelve persons)	857,912	12.1

(*)
Represents beneficial ownership of less than one percent of the outstanding Common Stock.

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting power and investment power with respect to shares. Shares issuable upon the exercise of outstanding stock options that are currently exercisable or become exercisable within 60 days from March 15, 2002 are considered outstanding for the purpose of calculating the percentage of Common Stock owned by such person, but not for the purpose of calculating the percentage of Common Stock owned by any other person. The number of stock options that are exercisable within 60 days of March 15, 2002 is as follows: Mr. Kingsley—12,000; Mr. Kearns—12,000; Mr. Ryles—12,000; Mr. Thornton—17,000; Mr. Franson—7,000; Mr. Tagmyer—144,579; Mr. Dunham—143,511; Mr. Stokes—57,247; Mr. Koenig—57,258; Mr. Mitchell—49,762; and all directors and officers as a group—553,240.
(2)
The information as to beneficial ownership is based on a Schedule 13G filed with the Securities and Exchange Commission by Fleet Boston Financial Corporation on February 14, 2002, reflecting its beneficial ownership of Common Stock as of December 31, 2001. The Schedule 13G states that Fleet Boston Financial Corporation has sole voting power with respect to 406,860 shares of Common Stock and sole dispositive power with respect to 575,360 shares of Common Stock.
(3)
The information as to beneficial ownership is based on a Schedule 13G filed with the Securities and Exchange Commission by Benson Associates, LLC on February 14, 2002, reflecting its beneficial ownership of Common Stock as of December 31, 2001. The Schedule 13G states that Benson Associates, LLC has sole voting and dispositive power with respect to 535,427 shares of Common Stock.
(4)
The information as to beneficial ownership is based on a Schedule 13G filed with the Securities and Exchange Commission by Wellington Management Company, LLP on February 12, 2002, reflecting its beneficial ownership of Common Stock as of December 31, 2001. The Schedule 13G states that Wellington Management Company, LLP has shared voting power with respect to 252,100 shares of Common Stock and shared dispositive power with respect to 497,800 shares of Common Stock.
(5)
The information as to beneficial ownership is based on a Schedule 13G filed with the Securities and Exchange Commission by Becker Capital Management, Inc. on February 7, 2002, reflecting its beneficial ownership of Common Stock as of December 31, 2001. The Schedule 13G states that Becker Capital Management has sole voting power with respect to 421,350 shares of Common Stock and sole dispositive power with respect to 484,250 shares of Common Stock.
(6)
The information as to beneficial ownership is based on a Schedule 13G filed with the Securities and Exchange Commission by Dimensional Fund Advisors Inc. on February 12, 2002, reflecting its beneficial ownership of Common Stock as of December 31, 2001. The Schedule 13G states that Dimensional Fund Advisors Inc. has sole voting and dispositive power with respect to 468,500 shares of Common Stock.
(7)
The information as to beneficial ownership is based on a Schedule 13G filed with the Securities and Exchange Commission by Heartland Advisors, Inc. on January 16, 2002, reflecting its beneficial ownership of Common Stock as of December 31, 2001. The Schedule 13G states that Heartland Advisors, Inc has sole voting power with respect to 134,200 shares of Common Stock and sole dispositive power with respect to 459,600 shares of Common Stock.
(8)
The information as to beneficial ownership is based on a Schedule 13G filed with the Securities and Exchange Commission by Frontier Capital Management LLC on February 8, 2002, reflecting its beneficial ownership of Common Stock as of December 31, 2001. The Schedule 13G states that Frontier Capital Management LLC has sole voting and dispositive power with respect to 397,560 shares of Common Stock.
(9)
Shares held by Mr. Kingsley include 2,593 shares held in trust over which Mr. Kingsley has sole voting and dispositive power.

INDEPENDENT AUDITORS

        The Board of Directors has appointed PricewaterhouseCoopers LLP, independent accountants, as the auditors of the Company for the year ending December 31, 2002. PricewaterhouseCoopers LLP served as the Company's auditors for the year ended December 31, 2001. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

        Audit Fees.    The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2001 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $120,000.

        Financial Information Systems Design and Implementation Fees.    No fees were billed by PricewaterhouseCoopers LLP for professional services rendered for information technology services related to financial information systems design and implementation for the fiscal year ended December 31, 2001.

        All Other Fees.    The aggregate fees billed by PricewaterhouseCoopers LLP for services other than as described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees" for the fiscal year ended December 31, 2001 were $150,550.

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

        Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, some shareholder proposals may be eligible for inclusion in the Company's 2003 proxy statement. Any such proposal must be received by the Company not later than December 12, 2002. Shareholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of the applicable securities law. The submission of a shareholder proposal does not guarantee that it will be included in the Company's proxy statement. Alternatively, under the Company's bylaws, a proposal or nomination that a shareholder does not seek to include in the Company's proxy statement pursuant to Rule 14a-8 may be delivered to the Secretary of the Company not less than 60 days nor more than 90 days prior to the date of an annual meeting, unless notice or public disclosure of the date of the meeting occurs less than 60 days prior to the date of such meeting, in which event, shareholders may deliver such notice not later than the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure thereof was made. A shareholder's submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the shareholder's ownership of common stock of the Company. Proposals or nominations not meeting these requirements will not be entertained at the annual meeting. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal or nomination submitted by a shareholder.

OTHER MATTERS

        As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to be presented for action by the shareholders at the 2002 Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Board of Directors.

COST OF SOLICITATION

        The cost of soliciting proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited personally or by telephone by directors, officers and employees of the Company, who will not be specially compensated for such activities. Such solicitations may be made personally, or by mail, facsimile, telephone, telegraph or messenger. The Company will also request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such persons for their reasonable expenses incurred in that connection.

ADDITIONAL INFORMATION

        A copy of the Company's Annual Report to Shareholders for the year ended December 31, 2001 accompanies this Proxy Statement. The Company will provide, without charge, on the written request of any beneficial owner of shares of the Company's Common Stock entitled to vote at the Annual Meeting, a copy of the Company's Annual Report on Form 10-K as filed with the SEC for the year ended December 31, 2001. Written requests should be mailed to the Corporate Secretary, Northwest Pipe Company, 200 Market Street, Suite 1800, Portland, OR 97201-5730.

                      By Order of the Board of Directors,

                      Brian W. Dunham
                       Chief Executive Officer and President

Portland, Oregon
April 11, 2002

PROXY

NORTHWEST PIPE COMPANY
Proxy for Annual Meeting of Shareholders to be Held on May 23, 2002

        The undersigned hereby names, constitutes and appoints William R. Tagmyer and Brian W. Dunham, or each of them acting in absence of the other, with full power of substitution, my true and lawful attorneys and Proxies for me and in my place and stead to attend the Annual Meeting of the Shareholders of Northwest Pipe Company (the "Company") to be held at 9:00 a.m. local time in Portland, Oregon on Thursday, May 23, 2002 at the Heathman Hotel, 1001 SW Broadway, Portland, OR 97205 and at any adjournments or postponements thereof, and to vote all the shares of Common Stock held of record in the name of the undersigned on March 15, 2002, with all the powers that the undersigned would possess if he were personally present.

 (Continued, and to be marked, dated and signed, on the other side)

/*\ FOLD AND DETACH HERE /*\

Please mark your votes as indicated in this example	☒

		FOR all nominees listed below (except as marked to the contrary below)	WITHHOLD AUTHORITY (to vote for all nominees listed below)
1.	PROPOSAL 1— Election of Directors	☐	☐	2.	Upon such other matters as may properly come before, or incident to the conduct of the Annual Meeting, the Proxy holders shall vote in such manner as they determine to be in the best interests of the Company. The Company is not presently aware of any such matters to be presented for action at the meeting.

(Instructions: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)				THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY. IF NO SPECIFIC DIRECTION IS GIVEN AS TO ANY OF THE ABOVE
01 William R. Tagmyer 02 Neil R. Thorton				ITEMS, THIS PROXY WILL BE VOTED FOR THE TWO NOMINEES NAMED IN PROPOSAL 1. THE
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED ABOVE.				UNDERSIGNED SHAREHOLDER HEREBY ACKNOWLEDGES RECEIPT OF THE COMPANY'S PROXY STATEMENT AND HEREBY REVOKES ANY OTHER PROXY OR PROXIES PREVIOUSLY GIVEN.

I do ☐	do not ☐	plan to attend the meeting. (please check)

Please sign exactly as your name appears on the Proxy Card. If shares are registered in more than one name, the signatures of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer, stating his/her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full titles as such. If a partnership is signing, please sign in the partnership name by authorized person(s). If you receive more than one Proxy Card, please sign and return all such cards in the accompanying envelope.

Dated

Signature	Signature

/*\ FOLD AND DETACH HERE /*\

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UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
INTRODUCTION
ELECTION OF DIRECTORS
MANAGEMENT
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
COMPENSATION COMMITTEE REPORT
AUDIT COMMITTEE REPORT
STOCK PERFORMANCE GRAPH
STOCK OWNED BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS
INDEPENDENT AUDITORS
DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS
OTHER MATTERS
COST OF SOLICITATION
ADDITIONAL INFORMATION